Exhibit 99.1
Horsehead Holding Corp. Announces Third Quarter 2008 Earnings
     Pittsburgh, Pa., November 6 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported consolidated net income of $9.4 million for the third quarter of 2008, or $0.27 per diluted share, on net sales of $109.2 million. For the third quarter of 2007, Horsehead reported consolidated net income of $24.2 million, or $0.73 per diluted share, on net sales of $134.0 million. The 18.5% decline in net sales was primarily attributable to a 45% decrease in the price of zinc, a portion of which was offset by a 5.5% growth in zinc product shipments and the Company’s hedging program. Some highlights for the third quarter compared to the prior year same period include:
•	A 23% increase in electric arc furnace (“EAF”) dust receipts as additional processing capacity was brought on-line earlier this year;

•	Favorable effects of the Company’s hedging program included the receipt of $8.9 million in cash from the settlement of zinc put options and recognition of favorable after-tax mark-to-market adjustments of $9.5 million for open hedge positions compared to an unfavorable after-tax mark-to-market adjustment of $1.3 million for open hedge positions in the prior year quarter; and

•	Lower production costs in the Monaca smelter were achieved as a result of reducing operations from six furnaces to five, negotiating more favorable prices of purchased feeds and increasing the proportion of feed from lower cost EAF dust sources to 70%.
“Our primary focus during the quarter was to reduce costs as the commodity price for zinc continued to decline,” said Jim Hensler, President and Chief Executive Officer. “This led to the decision to idle one furnace at the Monaca smelter in September and reduce the intake of higher cost feed sources.”
Hensler further commented, “Market demand for zinc metal was strong during the quarter while demand for zinc oxide softened in the tire and rubber markets. EAF dust receipts, although increasing significantly from the prior year quarter, began to decline in September reflecting a rather sharp decline in steel production. In response, we are pursuing new dust sources during the fourth quarter to offset a potential decline from our current sources.”
“We are pleased to have a strong liquidity position in the face of difficult financial markets. The hedges that we purchased earlier in the year have generated cash to partially offset the decline in the zinc price and support our investment plans. In order to reduce our counterparty risk surrounding these hedges, we sold our 2009 put options in October at an effective settlement price of $0.54/lb or $64.5 million. This compares to a purchase price of $14.2 million. Additionally, we purchased new hedges for 2009 having a strike price of $0.50/lb at a cost of $10.5 million,” Hensler added.

Third Quarter Financial Highlights
The major factors affecting earnings and earnings per share in the quarter versus the prior year quarter were:
•	Product shipments increased 2,070 tons, or 5.5%, to 39,615 tons for the most recent quarter.

•	Net sales decreased $24.8 million, or 18.5%, to $109.2 million, reflecting the decline in the average LME price of zinc. Lower average price realization reduced sales $52.9 million and was partially offset by $9.3 million attributable to higher volume and unrealized gains of $14.8 million relating to the change in the market value of open hedge positions as of September 30, 2008. The quarter closed with a LME zinc price of $0.75/lb, compared to $0.85/lb on June 30, 2008.

•	Cost of sales (excluding depreciation) decreased $3.4 million, or 3.8%, to $87.3 million as improved smelter recovery and reduced LME zinc prices on purchased feeds were offset by lagging inventory costs and higher energy costs and by increased shipment levels. Cost of sales for the third quarter flowing from inventory includes higher costs from zinc units purchased in prior months at higher LME prices, having an estimated effect of $5.1 million. Energy costs for the third quarter were $3.2 million higher than the prior year quarter.
Third Quarter Shipments and Production Data

	Quarter ended September 30,
	2008	2007
Zinc production — tons	34,457	37,369
Zinc product shipments — tons	39,615	37,545
Zinc contained	35,941	33,575
Net sales realization
zinc products — per lb	$0.90	$1.55
zinc products — per lb zinc contained	$0.99	$1.73
LME average zinc price — per lb	$0.80	$1.46
Other Financial Data
Cash provided by operating activities was $20.6 million for the quarter ended September 30, 2008 compared to $33.6 million for the prior year quarter. Capital spending was $9.3 million for the quarter. Cash on hand was $80.5 million as of September 30, 2008 compared to $76.2 million at December 31, 2007. The market value of open hedge positions as of September 30, 2008 was $47.6 million.
On-going Cost Reduction and Growth Initiatives
According to Mr. Hensler, “Zinc prices, along with the prices of many commodities, have experienced significant declines since the end of the third quarter. Industry analysts report that current prices are below the break-even operating cost of many miners and smelters as evidenced by the recent announcements of several mine closures. We are also beginning to experience lower receipts of EAF dust due to production cutbacks at steel mills, and we are experiencing weaker demand for zinc oxide in the tire and rubber market. As a result of these market changes, we have intensified our cost reduction efforts including idling our Beaumont facility, our smallest and highest cost EAF dust recycling plant, and idling zinc oxide production at our Larvik furnaces in Monaca. We will continue to produce zinc oxide in our more efficient refining columns in Monaca. In addition, we continue to negotiate lower purchased feed prices, trim use of temporary labor and implement process improvements throughout our operations.”
“Furthermore, we continue to focus on revenue enhancement projects such as our initiative to market iron rich material to the iron and steel industry. We have made several contacts over the past quarter and we are organizing our first mill trial which we hope to complete before the end of the year.”
“Finally, we began construction of a greenfield EAF dust recycling plant in Barnwell, SC. We expect to start-up the first Waelz kiln in this new facility before the end of the third quarter, 2009. While we have put on hold capital investments related to expanding zinc production in Monaca, the Barnwell plant continues to be an important part of our long-term growth strategy as well as a significant step in lowering feed costs to our smelter.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, November 7, 2008, at 11:00 am EST to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (800) 230-1074
International: (612) 332-0923
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.5/att/confcast. Enter Conference ID# 967152 then click Go.
A replay of the call will be available beginning at 2:00 pm EST on Friday, November 7, 2008 and ending on Friday, November 14, 2008 at 11:59 pm EST. Dial in instructions for the replay are:
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 967152
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2008	2007	2008	2007
Net Sales	$109,186	$133,987	$354,157	$426,419
Cost of sales (excluding depreciation)	87,276	90,739	280,206	287,798

Gross profit (excluding depreciation)	21,910	43,248	73,951	138,621
Depreciation	3,018	2,288	8,845	7,232
S G & A expenses	4,735	3,797	13,517	11,851

Income from operations	14,157	37,163	51,589	119,538
Interest expense	360	1,538	1,089	7,155
Interest and other income	808	979	1,957	1,753

Income before taxes	14,605	36,604	52,457	114,136
Income tax provision	5,210	12,418	19,325	40,690

Net income	$9,395	$24,186	$33,132	$73,446

Earnings per diluted share	$0.27	$0.73	$0.94	$2.40

Weighted average diluted shares outstanding	35,332	33,097	35,258	30,645

EBITDA (1)	$17,175	$39,451	$60,434	$126,770
Balance Sheet Items (unaudited)

	September 30,	December 31,
	2008	2007
Cash	$80,479	$76,169
Other current assets	147,891	133,902
Property, plant and equipment, net	117,271	98,932
Other assets	5,302	5,801

Total assets	$350,943	$314,804

Current liabilities	60,189	60,053
Long-term debt	74	121
Other long-term liabilities	11,198	12,576
Stockholders’ equity	279,482	242,054

Total liabilities and stockholders’ equity	$350,943	$314,804

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended September 30,
	2008	2007
Net income (2)	$9,395	$24,186
Income tax provision	5,210	12,418
Interest expense	360	1,538
Interest and other income	(808)	(979)
Depreciation	3,018	2,288

EBITDA	$17,175	$39,451

(2)	The quarter ended September 30, 2008 includes $9.5 million, net of taxes, of unrealized gains associated with open hedge positions.

Contact info:
   Robert D. Scherich
   Vice President & CFO
   Horsehead Holding Corp.
   724.773.9000
SOURCE Horsehead Holding Corp.